Exhibit (a)(1)(E)

Offer to Purchase for Cash
by
Bimini Capital Management, Inc.

Up to $2,200,000 in Value of Shares of its Class A Common Stock
At a Cash Purchase Price Not Greater than $2.20 per Share Nor Less than $2.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2019, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

May 29, 2019

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 29, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Bimini Capital Management, Inc., a Maryland corporation (“Bimini Capital”), to purchase for cash up to $2.2 million in value of shares of its Class A common stock, $0.001 par value per share (the “Class A Common Stock”), at a price not greater than $2.20 nor less than $2.00 per share of Class A Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

Bimini Capital will, upon the terms and subject to the conditions of the Offer, determine a single per share price that it will pay for shares of Class A Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the number of shares of Class A Common Stock so tendered and the prices specified, or deemed specified (as described in the attached Instruction Form), by tendering stockholders. Bimini Capital will select the single lowest purchase price, not greater than $2.20 nor less than $2.00 per share of Class A Common Stock, that will allow it to purchase $2.2 million in value of shares of Class A Common Stock, or a lower amount depending on the number of shares of Class A Common Stock properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price (defined below), shares of Class A Common Stock having an aggregate value of less than or equal to $2.2 million are properly tendered and not properly withdrawn, Bimini Capital will buy all shares of Class A Common Stock properly tendered and not properly withdrawn. The price Bimini Capital will select is referred to as the “Final Purchase Price.” Only shares of Class A Common Stock properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares of Class A Common Stock, regardless of any delay in making such payment. All shares of Class A Common Stock acquired in the Offer will be acquired at the Final Purchase Price. Bimini Capital reserves the right, in its sole discretion, to change the per share purchase price range and to increase or decrease the value of shares of Class A Common Stock sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, Bimini Capital may increase the number of shares of Class A Common Stock accepted for payment in the Offer by no more than 2% of the outstanding shares of Class A Common Stock without extending the Offer.

Bimini Capital reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares of Class A Common Stock having an aggregate value in excess of $2.2 million, or such greater amount as Bimini Capital may elect to pay, subject to applicable law, have been properly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, Bimini Capital will accept the shares of Class A Common Stock to be purchased in the following order of priority: (i) first, Bimini Capital will purchase all odd lots of less than 100 shares of Class A Common Stock at the Final Purchase Price from stockholders who properly tender all of their shares of Class A Common Stock at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Class A Common Stock owned, beneficially or of record, by such odd lot holder will not qualify for this preference); (ii) second, after purchasing all the odd lots that were properly tendered at or below the Final Purchase Price, from all stockholders who properly tender shares of Class A Common Stock at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional shares of Class A Common Stock; and (iii) third, only if necessary to permit Bimini Capital to purchase $2.2 million in value of shares of Class A Common Stock (or such greater amount as Bimini Capital may elect to pay, subject to applicable law), from holders who have tendered shares of Class A Common Stock at or below the Final Purchase Price subject to the condition that a specified minimum number of the holder’s shares of Class A Common Stock be purchased if any shares of Class A Common Stock are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares of Class A Common Stock are conditionally tendered must have tendered all of their shares of Class A Common Stock. Because of the “odd lot” priority, proration and conditional tender provisions described above, it is possible that Bimini Capital will not purchase all of the shares of Class A Common Stock that you tender even if you tender them at or below the Final Purchase Price. Shares of Class A Common Stock tendered at prices greater than the Final Purchase Price and shares of Class A Common Stock not purchased because of proration provisions will be returned to the tendering stockholders at Bimini Capital’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on the receipt of financing or any minimum number of shares of Class A Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

We are the owner of record of shares of Class A Common Stock held for your account. As such, we are the only ones who can tender your shares of Class A Common Stock, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the shares of Class A Common Stock we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your shares of Class A Common Stock at prices not greater than $2.20 nor less than $2.00 per share of Class A Common Stock, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest, or you may instruct us to tender your shares of Class A Common Stock at the Final Purchase Price determined by Bimini Capital in accordance with the terms of the Offer.
2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your shares of Class A Common Stock will be purchased in the event of proration.
3.	The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on July 1, 2019, unless Bimini Capital extends the Offer.
4.	The Offer is for up to $2.2 million in value of shares of Class A Common Stock. At the maximum Final Purchase Price of $2.20 per share of Class A Common Stock, Bimini Capital could purchase 1,000,000 shares of Class A Common Stock if the Offer is fully subscribed (representing approximately 7.9% of the shares of Class A Common Stock outstanding as of May 28, 2019). At the minimum Final Purchase Price of $2.00, Bimini Capital could purchase 1,100,000 shares of Class A Common Stock if the Offer is fully subscribed (representing approximately 8.7% of the shares of Class A Common Stock outstanding as of May 28, 2019).

5.	Tendering stockholders who are tendering shares of Class A Common Stock held in their name or who tender their shares of Class A Common Stock directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Bimini Capital, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Bimini Capital’s purchase of shares of Class A Common Stock under the Offer.
6.	If you wish to tender portions of your shares of Class A Common Stock at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares of Class A Common Stock. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.
7.	If you wish to condition your tender upon the purchase of all shares of Class A Common Stock tendered or upon Bimini Capital’s purchase of a specified minimum number of the shares of Class A Common Stock which you tender, you may elect to do so and thereby avoid possible proration of your tender. Bimini Capital’s purchase of shares of Class A Common Stock from all tenders at or below the Final Purchase Price that are so conditioned will be determined by random lot. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2019, UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your shares of Class A Common Stock, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares of Class A Common Stock, we will tender all such shares of Class A Common Stock unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of Class A Common Stock of Bimini Capital. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Class A Common Stock of Bimini Capital residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 29, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Bimini Capital, Inc., a Maryland corporation (“Bimini Capital”), to purchase for cash up to $2.2 million in value of shares of its common stock, $0.001 par value per share (the “Class A Common Stock”), at a price not greater than $2.20 nor less than $2.00 per share of Class A Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to Bimini Capital the number of shares of Class A Common Stock indicated below or, if no number is specified, all shares of Class A Common Stock you hold for the account of the undersigned, at the price per share of Class A Common Stock indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate number of shares of Class A Common Stock to be tendered by you for the account of the undersigned:

                      shares of Class A Common Stock

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES OF CLASS A COMMON STOCK ARE BEING TENDERED
(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES OF CLASS A COMMON STOCK AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1)	CLASS A SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below instead of one of the boxes under “Class A Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders shares of Class A Common Stock at the purchase price as shall be determined by Bimini Capital in accordance with the terms of the Offer.

☐	The undersigned wants to maximize the chance that Bimini Capital will accept for payment all of the shares of Class A Common Stock the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders shares of Class A Common Stock at, and is willing to accept, the purchase price determined by Bimini Capital in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s shares of Class A Common Stock being deemed to be tendered at the minimum price of $2.00 per share of Class A Common Stock for purposes of determining the Final Purchase Price (as defined in the Offer to Purchase). This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per share price as low as $2.00.
(2)	CLASS A SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking one of the following boxes instead of the box under “Class A Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders shares of Class A Common Stock at the price checked. The undersigned understands that this action could result in Bimini Capital purchasing none of the shares of Class A Common Stock tendered hereby if the purchase price determined by Bimini Capital for the shares of Class A Common Stock is less than the price checked below.

☐ $2.00	☐ $2.05	☐ $2.10	☐ $2.15	☐ $2.20

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES OF CLASS A COMMON STOCK.

A STOCKHOLDER DESIRING TO TENDER SHARES OF CLASS A COMMON STOCK AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES OF CLASS A COMMON STOCK ARE TENDERED. THE SAME SHARES OF CLASS A COMMON STOCK CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

ODD LOTS

(See Instruction 15 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, stockholders holding fewer than 100 shares of Class A Common Stock may have their shares of Class A Common Stock accepted for payment before any proration of other tendered shares of Class A Common Stock. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more shares of Class A Common Stock, even if such holders have separate accounts or certificates representing fewer than 100 shares of Class A Common Stock. Accordingly, this section is to be completed ONLY if shares of Class A Common Stock are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares of Class A Common Stock. The undersigned:

☐	owns, whether beneficially or of record, an aggregate of fewer than 100 shares of Class A Common Stock and is tendering all such shares of Class A Common Stock.

CONDITIONAL TENDER

(See Instruction 14 of the Letter of Transmittal)

A stockholder may tender shares of Class A Common Stock subject to the condition that a specified minimum number of the stockholder’s shares of Class A Common Stock tendered pursuant to the Letter of Transmittal must be purchased if any shares of Class A Common Stock tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of shares of Class A Common Stock indicated below is purchased by Bimini Capital pursuant to the terms of the Offer, none of the shares of Class A Common Stock tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of shares of Class A Common Stock that must be purchased if any are purchased, and Bimini Capital urges stockholders to consult their financial and tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

The minimum number of shares of Class A Common Stock that must be purchased, if any are purchased, is:                          shares of Class A Common Stock.

If, because of proration, the minimum number of shares of Class A Common Stock designated will not be purchased, Bimini Capital may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares of Class A Common Stock and checked this box:

☐	The tendered shares of Class A Common Stock represent all shares of Class A Common Stock held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Bimini Capital’s Board of Directors has authorized Bimini Capital to make the Offer. However, none of Bimini Capital, any of the members of its Board of Directors or the Depositary and Information Agent makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares of Class A Common Stock or as to the purchase price or purchase prices at which any stockholder may choose to tender shares of Class A Common Stock. None of Bimini Capital, nor any of the members of its Board of Directors or the Depositary and Information Agent has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender shares of Class A Common Stock and, if so, how many shares of Class A Common Stock to tender and the purchase price or purchase prices at which to tender.

Signature(s):
Name(s):
(Please Print)
Taxpayer Identification or Social Security No.:
Address(es):

Phone Number (including Area Code):

Date:                      , 2019